EXHIBIT 99.1

SMC Entertainment Inc. Signs Letter of Intent to Acquire 100% of Flax Tech Ltd, a United Kingdom Crypto Disruptor Provider Press Release | 01/21/2025

BOCA RATON, Fla., Jan. 21, 2025 (GLOBE NEWSWIRE) -- SMC Entertainment, Inc. (“SMC” or the “Company”) (OTC PINK: SMCE), a Fintech incubator company focused on acquisition and support of commercialized financial services and technology (Fintech) companies, is pleased to announce that it has signed a Letter of Intent (“LOI”) to acquire a 100% of Flax Tech Ltd. (“Flax” or the “Subsidiary”).

SMC is anticipating quickly reaching an executed definitive purchase agreement (“Purchase Agreement”) after conducting and completing its due diligence. Upon the completion of due diligence, at the closing of the acquisition, Flax will be a wholly owned subsidiary of the Company, led by its founder and president, Surya Chowdhury.

SMC also announces the appointment of Mr. Eric Sherb of EMS Consulting Services as its new Chief Financial Officer. SMC thanks its former Chief Financial Officer, Mr. Adam Yang, for his valued service.

“We continue to work on the development and integration of all our legacy platforms into Fyntechnical.com,” Erik Blum CEO stated. “Once completed the Flax Tech platform will enhance our ability to execute our FYNN AI model. I look forward to working with both the Flax Tech team and our new CFO.”

About Flax Tech Ltd.

Flax, a United Kingdom corporation, is a developing Crypto disruptor company and participates in the creation of a disruption platform for research, AI interaction and trading, as well as all associated proprietary technology, relevant IT, and infrastructure to run the platform, all-inclusive in the acquisition. For more information, visit www.flaxbit.com

About SMC Entertainment, Inc.

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC’s multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information, visit www.smceinc.com.

Press Release Contact:

Erik Blum

Chief Executive Officer

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by any third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.